EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 75 to Registration Statement No. 02-42722 on Form N-1A of our report dated December 23, 2009, relating to the financial statements and financial highlights of Eaton Vance Income Fund of Boston, a series of Eaton Vance Series Trust II, appearing in the Annual Report on Form N-CSR of Eaton Vance Series Trust II, for the year ended October 31, 2009, and to the references to us under the headings ‘‘Financial Highlights’’ in the Prospectus and ‘‘Independent Registered Public Accounting Firm’’ in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts February 25, 2010